Exhibit 99.2

November 2, 2009

YRC Worldwide Defines Key Terms of

Exchange Offer

•	YRC Initiates Final Step in Comprehensive Plan

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it intends to launch an exchange offer this week based upon terms discussed with representatives of a committee of the holders of its contingent convertible notes and a committee of the holders of its USF 8 1/2% notes (collectively the “Notes”). The successful completion of this exchange would allow the company open access to the existing $106 million revolver reserve and to begin deferring payment of lender interest and fees of approximately $25 million per quarter under its recently amended credit agreement and asset-backed securitization facility. The company currently has access to $50 million of the revolver reserve for certain operational purposes and the remaining reserve with a two-thirds approval from its lenders.

“We are pleased with the progress we’ve made with this group of key stakeholders in such a short amount of time. This group understands our comprehensive plan and the long-term value of this company,” stated Bill Zollars, Chairman and CEO of YRC Worldwide. “The completion of the note exchange is an important milestone in our plan, which is expected to improve our cash flow and capital structure,” Zollars continued.

In the aggregate and with full participation, noteholders would exchange approximately $536.8 million in face value of Notes plus accrued and unpaid interest for shares of common stock and new Class A Convertible Preferred Stock, which together on an as-if converted basis would represent 95% of the company’s common stock, with a provision for options to be granted to the company’s union employees pursuant to the company’s recently ratified Amended and Restated Memorandum of Understanding on the Job Security Plan.

The committee representing the contingent convertible notes has been advised on financial matters by Evercore Partners and on legal matters by Andrews Kurth LLP, and the committee representing the USF 8 1/2 Notes has been advised on financial matters by Broadpoint.Gleacher and on legal matters by Bracewell & Giuliani LLP.

Important Information about the Exchange Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made pursuant to exchange offer documents, including filing a Registration Statement on Form S-4 and a Schedule TO containing a prospectus and a tender offer statement, that are to be made available to the holders of the Notes and filed with the Securities and Exchange Commission (“SEC”). Holders of Notes are advised to read the exchange offer documents when they become available, as these documents will contain important information about the exchange offer. Copies of the exchange offer documents and other filed documents will be available for free at the SEC’s website, www.sec.gov, as well as the company’s website, www.yrcw.com or by making a request to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

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Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding Notes participate in the exchange offer. We cannot provide you with any assurances that such conditions to the exchange offer will be satisfied. In addition, even if an exchange offer is completed, the Company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com